Exhibit 10.5

Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) it is the type of information that the issuer both customarily and actually treats as private and confidential.

EXECUTION

PAYOFF AND TERMINATION LETTER

June 17, 2022

National Founders LP

P.O. Box 1073

Wilmington, Delaware 19899

General Counsel

3715 Davinci Court, Suite 200

Norcross, GA 30092

Email: General.Counsel@credigy.net

RE: Payoff and Termination of Master Repurchase Agreement Ladies and Gentlemen:

Reference is made to that certain Master Repurchase Agreement, dated as of March 18, 2020 (as amended by that certain First Amendment to Master Repurchase Agreement, dated as of July 30, 2020, that certain Amendment No. 2 to Master Repurchase Agreement, dated as of October 21, 2020, that certain Amendment No. 3 to Master Repurchase Agreement, dated as of March 19, 2021, that certain Amendment No. 4 to Master Repurchase Agreement, dated as of September 17, 2021, that certain Amendment No. 5 to Master Repurchase Agreement, dated as of November 19, 2021, and that certain Amendment No. 6 to Master Repurchase Agreement, dated as of March 18, 2022, the “Agreement”), among NATIONAL FOUNDERS LP (the “Buyer”), PACO CROP LOANS LLC (the “Seller”), FACO CROP LOAN FINANCING TRUST Cl (the “Trust Subsidiary”) and, with respect to Amendment No. 2 to Master Repurchase Agreement, Amendment No. 3 to Master Repurchase Agreement, Amendment No. 4 to Master Repurchase Agreement, Amendment No. 5 to Master Repurchase Agreement and Amendment No. 6 to Master Repurchase Agreement, FINANCE OF AMERICA MORTGAGE LLC, as successor-in-interest to FINANCE OF AMERICA COMMERCIAL LLC, as guarantor (the “Guarantor”). Capitalized terms used in this letter agreement (this “Payoff Letter”) but not elsewhere defined herein shall have the respective meanings ascribed to such terms in the Agreement.

1. Notice of Payment in Full and Termination. The Buyer is hereby notified that (i) the Seller will repurchase the Purchased Assets from Buyer, (ii) the Trust Subsidiary will transfer the Contributed Crop Loans to the Seller, and (iii) and the Seller Parties and the Guarantor will pay or otherwise satisfy all Obligations due and owing to the Buyer pursuant to the Agreement and the other Transaction Documents, including paying the Repurchase Price, on June 17, 2022 by 5:00 p.m. Eastern Time (the “Payoff Date”). The Seller hereby acknowledges and agrees that the Buyer shall have no further obligation to make any Crop Loan Advances under the Agreement on or after the Payoff Date.

2. Payoff Amount. This Payoff Letter confirms that the total amount necessary to satisfy the Obligations owing to the Buyer under the Agreement and the other Transaction Documents as of the Payoff Date will be $3,536,989.76 (the “Payoff Amount”) if the Payoff occurs on or before the Payoff Date, it being understood that the Payoff Date shall end at 5:01 p.m. Eastern Time on June 17, 2022.

The receipt by the Buyer of the Payoff Amount is referred to herein as the “Payoff.” If the Payoff does not occur on or prior to the Payoff Date, then all of the provisions of this Payoff Letter shall be null and void and of no further force or effect, and, as such, all Obligations shall remain due and payable in accordance with their terms, and the Buyer, the Seller, the Trust Subsidiary and the Guarantor shall be restored to their respective positions as if the notice of payment in full of the Obligations set forth in Section 1 above had not been given or this Payoff Letter had not been executed.

3. Manner of Payment of Payoff Amount. The Payoff must be made by wire transfer of immediately available funds in accordance with the funds flow memo attached hereto as Exhibit A.

4. Effect of Timely Payment; Release of Liens. Subject to Section 7 hereof, this Payoff Letter confirms that if the Payoff occurs on or before the Payoff Date, then:

(a) the Obligations owing by the Seller Parties and the Guarantor to the Buyer arising under the Agreement and the other Transaction Documents are released, discharged, and satisfied in full, including, but not limited to the Obligations set forth in Section 8(b) and Section 8(c) of the Agreement;

(b) the ownership interests of the Buyer in the Purchased Assets and any other Repurchase Assets, and any Liens and security interests held by the Buyer in the Purchased Assets and any other Repurchase Assets pursuant to the Agreement and the other Transaction Documents, are released, discharged and terminated and, to the extent applicable, the assets and property subject thereto are hereby reassigned and/or reconveyed to the Seller. The Buyer shall file or cause to be filed such UCC termination statements pertaining to such Liens or otherwise to evidence such release;

effect; and

(c) the Agreement and the Guaranty are terminated and of no further force or

(d) any requirement for notice (whether written or oral) and any other condition to be satisfied or action required to be taken in connection with the repurchase of the Purchased Assets, payment of the Obligations and the termination of the Agreement and the Guaranty is hereby waived or shall be deemed to have been satisfied.

5. Seller Acknowledgements. The Seller acknowledges and agrees that:

(a) the obligation to pay the Payoff Amount is an enforceable obligation of the Seller payable to the Buyer pursuant to the provisions of the Agreement without any deduction, offset, defense or counterclaim; and

(b) upon receipt of the Payoff Amount as of the Payoff Date, the Buyer shall have no further (i) commitment to purchase assets or provide loans or other financial accommodations under the Agreement, and (ii) obligation, duty or responsibility under the Agreement or any other document or agreement executed and/or delivered in connection therewith.

Further Actions by the Buyer. Promptly, upon receipt of the Payoff Amount on or before the Payoff Date, Buyer shall deliver (or release from escrow) (1) written notice of the termination of the Deposit Account Control Agreements dated as of October 21, 2020 (the “WAB Deposit Account Control Agreements”), by and among Buyer, Seller, Trust Subsidiary and Western Alliance Bank, pursuant to Section 10 of the WAB Deposit Account Control Agreements,

6. (2) written notice of the termination of the Deposit Account Control Agreement dated as of March 18, 2020 (the “KeyBank Deposit Account Control Agreement”), by and among Buyer, Seller, Trust Subsidiary, KeyBank National Association, and FarmOp Capital, LLC, pursuant to Section 9 of the KeyBank Deposit Account Control Agreement, and (3) written notice of the termination of the Custodial Agreement dated as of March 18, 2020 (as amended, the “Custodial Agreement”), by and among Buyer, Seller, Trust Subsidiary, and U.S. Bank National Association pursuant to Section 10(c) of the Custodial Agreement.

Following the Payoff Date, the Buyer shall take such other actions and execute such other instruments as may be reasonably necessary to terminate any agreements or instruments or otherwise release any liens or obligations relating to the Agreement, any costs of which shall be borne by the Seller and/or the Trust Subsidiary.

The Buyer agrees that following the Payoff Date, the Seller and the Guarantor may take such actions as may be reasonably necessary to wind up and terminate the Trust Subsidiary, and the Buyer shall take such other actions and execute such other instruments as may be reasonably requested in order to effect the winding up and termination of the Trust Subsidiary.

The Buyer agrees that promptly following receipt of the Payoff Price, it shall provide written confirmation to the Seller, the Trust Subsidiary and the Guarantor that it has received the Payoff Price and that the Payoff has occurred on or prior to the Payoff Date.

Survival. Notwithstanding (i) the termination of the Agreement upon Buyer’s receipt of the Payoff Amount and (ii) satisfaction of the Obligations as set forth in this Payoff Letter, all obligations of the Seller under the Agreement which by their terms are specifically intended to survive the termination of the Agreement shall continue in full force and effect. The Seller acknowledges and agrees that (a) its obligations and liabilities under the Transaction Documents shall be reinstated with full force and effect if, at any time on or after the date the Buyer receives the Payoff Amount, all or any portion of the Payoff or any other amounts applied by the Buyer to the Obligations is voided or rescinded or must otherwise be returned by the Buyer to the Seller upon the Seller’s insolvency, bankruptcy or reorganization or otherwise, and (b) to the extent that any payments or proceeds (or any portion thereof) received by the Buyer shall be subsequently invalidated, declared to be preferential, fraudulent, or a fraudulent conveyance, set aside or required to be repaid to a trustee, receiver, debtor-in-possession or any other party under any bankruptcy or insolvency law, state or federal law, common law or equitable cause, then to the extent that any such payments or proceeds are rescinded or must otherwise be restored by

7. Buyer, whether as a result of any bankruptcy or insolvency proceeding or otherwise, the Obligations or the part thereof which were intended to be satisfied by any such payment or proceeds shall be revived and continue to be in full force and effect, as if such payments or proceeds had never been received by the Buyer, and this Payoff Letter shall in no way impair the claims of the Buyer with respect to the revived Obligations.

8. Governing Law. This Payoff Letter will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflict of laws principles thereof (other than Sections 5-1401 and 5-1402 of the New York General Obligation Law).

9. Entire Agreement. This Payoff Letter constitutes the entire understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

10. Effectiveness. This Payoff Letter shall not be deemed effective unless it has been executed by the Buyer, the Seller, the Trust Subsidiary and the Guarantor. As noted in Section 2 above, this Payoff Letter shall be null and void and of no further force or effect, and, as such, the Agreement and the other Transaction Documents shall continue in full force and effect, all Obligations shall remain due and payable in accordance with their terms, and the parties shall be restored to their respective positions as if the notice of payment in full of the Obligations set forth in Section 1 above had not been given, if the Payoff does not occur on or before the Payoff Date.

11. Counterparts; Electronic Signatures. This Payoff Letter may be executed in one or more counterparts, each of which shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument. Delivery of an executed signature page of this Payoff Letter by facsimile transmission or in a pdf or similar electronic file shall be effective as delivery of a manually executed counterpart hereof. The parties agree that this Payoff Letter may be accepted, executed or agreed to through the use of an electronic signature in accordance with the Electronic Signatures in Global and National Commerce Act, 15 U.S.C. §7001 et seq, Official Text of the Uniform Electronic Transactions Act as approved by the National Conference of Commissioners on Uniform State Laws at its Annual Conference on July 29, 1999 and any applicable state law. Any document accepted, executed or agreed to in conformity with such laws will be binding on all parties hereto to the same extent as if it were physically executed and each party hereby consents to the use of any secure third party electronic signature capture service providers, as long as such service providers use system logs and audit trails that establish a temporal and process link between the presentation of identity documents and the electronic signing, together with identifying information that can be used to verify the electronic signature and its attribution to the signer’s identity and evidence of the signer’s agreement to conduct the transaction electronically and of the signer’s execution of each electronic signature.

[Remainder of this page intentionally left blank; signature page follows

Please acknowledge your acceptance of, and agreement to, the foregoing terms and conditions by executing this Payoff Letter where indicated below.

Very truly yours,

FACO CROP LOANS LLC, as the Seller

By:	/s/ Robert Conway
Name:	Robert Conway
Title:	Treasurer

FACO CROP LOAN FINANCING TRUST Cl, as
Trust Subsidiary

By:	FACO Crop Loans LLC, as its Administrator

By:	/s/ Robert Conway
Name:	Robert Conway
Title:	Treasurer

FINANCE OF AMERICA MORTGAGE LLC, as
Guarantor

By:	/s/ Robert Conway
Name:	Robert Conway
Title:	Treasurer

Accepted and Agreed:

NATIONAL FOUNDERS LP, as the Buyer

By:	/s/ Brett M. Samsky
Name:	Brett M. Samsky Title: CEO

EXHIBIT A

Wiring Instructions:

Bank: [***]

Bank Address: [***]

[***]

Account Name: [***]

Routing Number: [***]

(if remitting by wire):

Routing Number [***]

(if remitting by ACH):

Account No.: [***]